FOR IMMEDIATE RELEASE	CONTACT:	Andrew Zaref
October 23, 2009		CFO
IR@atrinsic.com
212-273-1141

Atrinsic, Inc. Announces Receipt of Notice from NASDAQ

NEW YORK— (October 23, 2009) - Atrinsic, Inc. (NASDAQ: ATRN) announced today that it received notice from The Nasdaq Stock Market regarding non-compliance with Nasdaq listing requirements as the result of the actions previously announced on October 7, 2009, including  the appointment of Jeffrey Schwartz as Interim Chief Executive Officer and the resignation of Burton Katz from the Board of Directors.   As reported in Atrinsic’s Form 8-K filed with the Securities and Exchange Commission on October 7, 2009, Jeffrey Schwartz, previously an independent member of the Board of Directors and one of the three members of its Audit Committee, was named Interim Chief Executive Officer.  As a result of these events, Mr. Schwartz is no longer considered an independent member of the Board of Directors and is precluded from being a member of the Audit Committee.

Atrinsic is temporarily in noncompliance with Nasdaq Listing Rule 5605(b)(1), which requires that independent directors comprise a majority of the Board of Directors, and Nasdaq Listing Rule 5605(c)(2)(a), which requires that the Audit Committee be comprised of at least three independent members. There are currently six members of the Board of Directors, three of whom remain independent: Jerome Chazen, Lawrence Burstein and Robert Ellin. Mr. Chazen and Mr. Burstein have retained their positions on the Audit Committee.  Each of these Nasdaq Listing Rules provides that the company has a cure period lasting until the earlier of its next annual stockholder meeting and October 6, 2010 to regain compliance.  Atrinsic intends to regain compliance with the Nasdaq Listing Rules prior to the expiration of the specified cure periods.

About Atrinsic.
Atrinsic, Inc. is one of the leading cross-platform digital content and online marketing services networks in the United States.  Atrinsic brings together the power of the Internet and the latest in mobile technology to drive consumer audiences to its network of owned, branded content sites as well as third party media that feature web, mobile and social networking applications.  The company delivers high quality leads for both its own proprietary subscription clubs and its advertisers and monetizes these audiences through performance-based advertising, direct billed subscription clubs and agency services.  Atrinsic primarily accesses target audiences through four strategic, high-traffic vertical channels - digital music, casual games, commerce and lifestyle, and personal finance – to offer existing and potential customers high-value products and services.  Atrinsic brands include Kazaa (www.kazaa.com), a fully legal, music subscription service, and Shopit.com, an e-commerce and social network platform that allows buyers and sellers to complete simple transactions and reach broader audiences.  Atrinsic’s agency services allow its advertisers to reach customers using an integrated online approach, including search marketing, affiliate network, social media, display media, mobile marketing, creative services, business intelligence and brand protection.  Atrinsic is uniquely positioned to leverage its marketing services and proprietary content channels to form a fully integrated, multi-platform vehicle for advertisers. For more information, please visit www.atrinsic.com.

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